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                                                                  EXHIBIT 10.240

                               AMENDMENT TO LEASE
                 MEADOW VALLEY CORPORATION, DBA READY MIX, INC.

The Lease dated September 26, 1996, as previously amended, for Suite 100 by and between Meadow Valley Corporation, dba Ready Mix, Inc., as Lessee and Shoppe & Go as Lessor is hereby amended as follows:

- Effective July 1st, 2003 ("Effective Date"), the Premises shall be expanded to include Suite 200 that contains approximately 850 square feet and Suite 244 that contains approximately 400 square feet for a total expansion of 1,250 square feet ("Expansion Space"). As a result, Lessee's Premises (i.e. Suites 100, 200, 206, 244 and 250) shall total 3,766 square feet.

-    The Term of the Lease for the Premises shall expire April 30, 2005.

- On the Effective Date through April 30, 2004, the Base Rent for the Premises shall be $5,865 per month (including $1,900 for the Expansion Space). The Base Rent shall be adjusted to $5,955 on May 1, 2004.

- Lessee shall receive a rent credit of $1,900 during the month of July, 2003.

-    Lessee has a Sec Dep. of $2400. - on record for #100 - 9-24-96.

- Lessee's Security Deposit shall be increased 1900. - (#244 & 200 Sec Dep.) to $4300. - no later than the Effective Date.

-    Covered parking and signage rents are in addition to the above Base Rent.

All other terms and conditions of this Lease shall remain unchanged. The above terms are accepted this 30th day of June, 2003.

Lessor:                                 Lessee:



/s/ Marie Paige                             Ready Mix Inc.
________________________________            ____________________________________
By: Marie Paige                             By: President
Building Manager                            Its: /s/ Robert R. Morris
                                                 Robert R. Morris